CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Amprius Technologies, Inc.
Fremont, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Amprius Technologies, Inc. of our report dated March 20, 2025, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Houston, Texas
March 20, 2025